Exhibit 23.1 — Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-56123) pertaining to the Bioanalytical Systems, Inc. 1997 Employee Incentive Stock Option Plan and in the Registration Statement (Form S-8 No. 333-56127) pertaining to the 1997 Bioanalytical Systems, Inc. Outside Director Stock Option Plan of our report dated November 28, 2003, except for the last paragraph of the Senior Debt section of Note 7 as to which the date is January 8, 2004, with respect to the consolidated financial statements of Bioanalytical Systems, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/  Ernst & Young LLP

Indianapolis, Indiana
January 8, 2004